Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accenture plc:
We consent to the use of our report dated October 30, 2012, with respect to the Consolidated Balance Sheets of Accenture plc as of August 31, 2012 and 2011, and the related Consolidated Statements of Income, Shareholders’ Equity and Comprehensive Income, and Cash Flows for each of the years in the three-year period ended August 31, 2012, and the effectiveness of internal control over financial reporting as of August 31, 2012, which appears in the August 31, 2012 annual report on Form 10-K of Accenture plc, incorporated herein by reference.
/s/ KPMG LLP
Chicago, Illinois
April 25, 2013